Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Annual report on Form 10-K of our report included herein dated October 31, 2007 with respect to the balance sheet of Anhui Province Runji Cement Co., Ltd. as of August 31, 2007 and the related statements of operations and retained earnings and cash flows for the year then ended.

Sincerely,

Kempisty & Company,
Certified Public Accountants, P.C.
New York, New York

Dated: December 3, 2008